Exhibit 99.1
Corporate Property Associates 16 — Global Incorporated
Reconciliation of Net Income to Funds From Operations (FFO) (Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net income	$5,004	$10,362	$18,649	$31,703
Depreciation, amortization, and other non-cash charges	16,185	2,727	37,529	16,352
Straight-line and other rent adjustments	(572)	156	(530)	(33)
Gain on sale of real estate, net	(136)	—	(136)	—
FFO adjustment to earnings from equity investments	2,858	2,326	8,306	7,130
FFO adjustment to minority investees’ share of earnings	(6,182)	2,764	(9,623)	486

FFO	$17,157	$18,335	$54,195	$55,638

FFO per share (a)	$0.17	$0.20	$0.52	$0.59

Weighted average shares outstanding	121,817,667	117,570,074	120,899,625	115,934,112

(a)	FFO per share includes an adjustment of $3 million and $4.7 million for the three months ended September 30, 2008 and 2007, respectively, and $9 million and $12.9 million for the nine months ended September 30, 2008 and 2007, respectively, for issuance of shares to affiliate in satisfaction of fees due. These shares are included in the weighted average shares outstanding but are not a reconciling adjustment in the determination of FFO.
Non-GAAP Financial Disclosure
Funds from operations (FFO) is a non-GAAP financial measure that is commonly used in evaluating real estate companies. Although the National Association of Real Estate Investment Trusts (NAREIT) has published a definition of FFO, real estate companies often modify this definition as they seek to provide financial measures that meaningfully reflect their operations. FFO should not be considered as an alternative to net income as an indication of a company’s operating performance or to cash flow from operating activities as a measure of its liquidity. It should be used in conjunction with GAAP net income. FFO disclosed by other REITs may not be comparable to our FFO calculation.
NAREIT’s definition of FFO adjusts GAAP net income to exclude depreciation and gains/losses from the sales of properties and adjusts for FFO applicable to unconsolidated partnerships and joint ventures. We calculate FFO in accordance with this definition and then include other adjustments to GAAP net income to adjust for certain non-cash charges such as amortization of intangibles, straight-line rents, impairment charges on real estate and unrealized foreign currency exchange gains and losses. We exclude these items from GAAP net income as they are not the primary drivers in our decision making process. Our assessment of our operations is focused on long term sustainability and not on such non-cash items which may cause short-term fluctuations in net income but that have no impact on cash flows.

Corporate Property Associates 16 — Global Incorporated
Adjusted Cash Flow from Operating Activities (Unaudited)
(in thousands, except share and per share amounts)

	Nine months ended September 30,
	2008	2007
Cash flow from operating activities — as reported	$96,116	$89,994
Adjustments:
Distributions received from equity investments in real estate in excess of equity income, net (a)	7,838	1,870
Distributions paid to minority partners, net (b)	(5,164)	(328)
Changes in working capital (c)	(11,364)	(4,857)

Adjusted cash flow from operating activities	$87,426	$86,679

Adjusted cash flow per share	$0.72	$0.75

Distributions declared per share	$0.4926	$0.4866

Payout ratio (distributions per share/adjusted cash flow per share)	68%	65%

Weighted average shares outstanding	120,899,625	115,934,112

(a)	To the extent we receive distributions in excess of the equity income that we recognize, we include such amounts in our evaluation of cash flow from core operations. Distributions also include the repatriation of cash previously accumulated in foreign bank accounts held by certain joint ventures.

(b)	Represents minority partners’ share of distributions made by ventures that we consolidate in our financial statements. This adjustment in the calculation of adjusted cash flow from operating activities was introduced during the third quarter of 2008 because we believe that it results in a more accurate presentation of this supplemental measure.

(b)	Timing differences arising from the payment of certain liabilities in a period other than that in which the expense is recognized in determining net income may distort the actual cash flow that our core operations generate. We adjust our GAAP cash flow from operations to record such amounts in the period in which the liability was actually incurred. We believe this is a fairer measure of determining our cash flow from core operations.
Non-GAAP Financial Disclosure
Adjusted cash flow from operating activities is a non-GAAP financial measure that represents cash flow from operating activities on a GAAP basis adjusted for certain timing differences and deferrals as described above. We believe that adjusted cash flow from operating activities is a useful supplemental measure for assessing the cash flow generated from our core operations and is used in evaluating distributions to shareholders. Adjusted cash flow from operating activities should not be considered as an alternative for cash flow from operating activities computed on a GAAP basis as a measure of our liquidity. Adjusted cash flow from operating activities may not be comparable to similarly titled measures of other companies.